Exhibit 10.18

August 16, 2011

Dear Gary:

This confirms our offer of a position with Global Controls & Instrumentation (GC&I). Your title will be Chief Executive Officer (CEO) at an annual salary of $500,000 paid biweekly reporting to the GC&I Advisory Board. Your effective date of employment will be October 1, 2011.

Following are more details regarding the offer of employment

➢	You will receive $150,000 for relocation assistance included with your first paycheck. Please note that all applicable taxes are your responsibility. This payment requires that you sign a Relocation-Expense Repayment Agreement.

➢	You will be eligible to participate in the applicable employee benefits, including Medical, Dental, Vision and 401(k). The complete employee benefit summary is enclosed with this offer.

➢	Beginning September 1, and for the remainder of 2011, you will receive a monthly bonus in the amount of $20,833.

➢	Beginning January 1, 2012 you will be eligible for a bonus up to 50% of your annual salary. This bonus will consist of two components, structured as follows:

a)	You will be eligible to participate in the company’s Incentive Compensation Plan (OVERDRIVE) at a 15% target bonus, paid monthly in accordance with the plan.

b)	You will be eligible for an additional bonus outside the company’s Incentive Compensation Plan in the amount of 35% of your annual salary based on specific metrics established by the GC&I Advisory Board.

➢	This offer includes participation in GC&I’s Profits Interest Plan. Specifically, you will be awarded 170,000 Class B Units subject to the terms & conditions outlined in your individual award agreement.

➢	You will be eligible for housing and family commute assistance as follows:

a)	Corporate provided housing, condo or apartment. All billing will be arranged and paid for by the company.

b)	Car allowance, at a rate of $8700 annually. This allowance will be in addition to your normal salary and included in your biweekly pay.

c)	Commute allowance for either you or your spouse to or from Ft. Wayne, Indiana once per month. All charges associated with the commute will be expensed per standard procedures.

➢	You will be eligible for four (4) weeks of vacation.

➢	Beginning in 2012, and thereafter while employed as CEO with GC&I, the company will pay for an annual physical at the Cooper Clinic in Dallas, as well as the associated travel expense.

➢	You will be entitled to a pre-determined severance agreement as outlined below.

This agreement is in effect for the duration (tenure) of your employment with Global Controls & Instrumentation, beginning October 1, 2011. It provides for certain severance benefits in the event that your employment is terminated from the position of CEO with Global Controls & Instrumentation other than for: (a) cause or (b) as a result of a transaction which triggers payout of your Class B Units. As used herein, the term “Cause” is defined as: (i) Fraud or misappropriation with respect to the property or business of the Company or intentional material damage to the property or business of the company. (ii) Willful failure by the Executive to perform his duties and responsibilities and to carry out his authority. (iii) Willful malfeasance or misfeasance or breach of fiduciary duty or representation to the Company or its stockholders. (iv) Willful failure to act in accordance with any specific lawful instructions of the Advisory Board of the company or (v) conviction of the Executive of a felony.

This agreement provides for the following severance benefits:

1.	Continuation of full base pay for a period of twelve (12) months after involuntary termination, “the severance period”.

2.	Continuation of all company paid insurance benefits until the end of the twelve (12) month severance period or until employee accepts a position with another company offering comparable benefits; whichever comes first.

A.	The salary continuation will be paid in bi-weekly installments. In the event that employee leaves the employment of employer voluntarily, he shall accrue no benefits from this policy.

B.	In the event of any violation by employee of any of the terms of this agreement, employer may terminate employment without notice and with compensation to employee only to the date of such termination.

C.	It is further agreed that any breach or evasion of any of the terms of this agreement by either party will result in immediate and irreparable injury to other party and will authorize recourse to injunction and or specific performance as well as to all other legal or equitable remedies to which such injured party may be entitled under this agreement.

(d)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)	Waiver of Rights. No delay or omission by Global Controls & Instrumentation in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Global Controls & Instrumentation on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f)	Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Global Controls & Instrumentation and its subsidiaries and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause Global Controls & Instrumentation substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that Global Controls & Instrumentation, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

(g)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Oklahoma (or, if appropriate, a federal court located within Oklahoma), and Global Controls & Instrumentation and the Employee each consents to the jurisdiction of such a court.

Since your employment is at will, this offer does not create any agreement for employment for any specific period of time. Further, the terms of your employment may change in the future based on many factors including, but not limited to your performance and the performance of the Company.

This offer is contingent on the results of a thorough background investigation and a pre-employment drug screen.

Enclosed is an Application for Employment, Non Disclosure and Confidentiality Agreement, Summary of Employee Benefits, a copy of the Company’s Drug Free Workplace Policy and associated Acknowledgement and Consent form. Please complete the Application for Employment, Non Disclosure and Confidentiality agreement, and Acknowledgement and consent form and return it along with two forms of identification (copy of your driver license and social security card) as soon as possible.

Also included is an authorization for your drug screen at the MedCenter located at 2929 S. Garnett. An appointment is not required. Please have your drug screen prior to reporting to work.

If you are in agreement with the terms and conditions outline above, please sign and return one copy of this letter with the requested information.

Gary, we are looking forward to having you join our Company.

Sincerely,

/s/ Rich Todhunter

Rich Todhunter

Director, Human Resources

/s/ Gary Riley	23-08-11
Accepted:	Date